CERTIFICATE OF FORMATION

OF

VERSUS CAPITAL REAL ASSETS FUND LLC

This CERTIFICATE OF FORMATION of VERSUS CAPITAL REAL ASSETS FUND LLC, dated September 26, 2016 is being duly executed and filed by William Fuhs, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST.   The name of the limited liability company formed hereby is VERSUS CAPITAL REAL ASSETS FUND LLC (hereinafter the "LLC").

SECOND.    The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

THIRD.   The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                                                            By;     /s/ William Fuhs

                                                            William Fuhs

                                                            Authorized Person